UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	March 2, 2010

BOVIE MEDICAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

012183	11-2644611
(Commission File Number)	(IRS Employer Identification No.)

734 Walt Whitman Road, Melville, New York 11747
(Address of Principal Executive Offices, Including Zip Code)

(631) 421-5452
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Effective March 2, 2010, Bovie Medical Corporation (the “Company”) entered into an Employment Agreement with Leonard Keen to employ Mr. Keen as its Vice President and General Counsel (the “Employment Agreement”).  The terms of the Employment Agreement were approved by the Company’s Board of Directors.

The Employment Agreement provides for (i) the payment of an annual base salary of not less than $150,000 during the period Mr. Keen works four (4) business days per week and annual base salary of not less than $187,500 during the period Mr. Keen works five (5) business days per week (which shall commence not later than January 1, 2011), (ii) the payment of bonuses from time to time at the discretion of the Board of Directors and (iii) annual 7.5% increases in base salary, subject to review and adjustment by the Board of Directors.  In addition, the Company shall reimburse Mr. Keen for approved travel and miscellaneous business expenses incurred in the course of his employment.

The Agreement also contains customary confidentiality and non-competition provisions.

Mr. Keen was also granted a non-qualified option to purchase up to 100,000 shares of restricted common stock of the Company.  The options are subject to (x) a vesting period of seven years from March 2, 2010, with annual vesting in equal installments for each of the seven years (y) an exercise price of $7.45 (equal to the closing price of the Company’s common stock on March 2, 2010) and (z) full and complete accelerated vesting of all remaining unvested options upon the occurrence of a Non-Renewal Notice, a Termination Without Cause or a Change-in-Control Event (each as defined in the Employment Agreement).

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement dated as of March 2, 2010.
99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOVIE MEDICAL CORPORATION

Date: March 8, 2010	/s/ Andrew Makrides
Name: Andrew Makrides
Title: President and Chairman of the Board